Exhibit 99.1

Limelight Networks® Sells EyeWonder Unit to DG®, Announces Share Repurchase Program, Updates Guidance for Third Quarter 2011 As a Result of Sale

Tempe, Az – 30 August 2011 –Limelight Networks, Inc. (NASDAQ: LLNW, “Limelight”) today announced the sale of its EyeWonder rich media advertising unit to DG (NASDAQ: DGIT) for approximately $66 million in cash after adjustments. The company also announced a share repurchase program as well as updated its third quarter 2011 financial guidance as a result of the EyeWonder transaction.

Sales of EyeWonder

In a transaction expected to close on September 1, DG will acquire the EyeWonder rich media advertising unit from Limelight. DG plans to combine the resources of EyeWonder and MediaMind to create a global, at-scale provider of interactive advertising services. This transaction will enable Limelight to focus on continuing to grow and invest in its globally distributed computing platform and its rapidly expanding software-as-a-service (SaaS) solutions. These solutions include mobility, web and video content management, web application acceleration, cloud storage, and consulting.

“Limelight sees a bright future for our SaaS solutions, as they deepen our relationships with customers by streamlining their publishing workflows while providing the performance and operational benefits inherent in cloud applications. These open solutions also enable customers to monetize their online businesses using many different sources. Through this transaction, we are gaining more resources to strengthen the innovation pipeline and go-to market activities for these high-value, rapidly growing SaaS solutions and for continuing to scale our core CDN platform upon which these solutions run,” said Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc.

RBC Capital Markets LLC provided Limelight with a fairness opinion related to this transaction.

Share Repurchase Program

Limelight today announced that its Board of Directors has approved a $25 million share repurchase program, which it intends to implement.

“The Board’s decision to implement this share repurchase program reflects our confidence in the growth opportunities ahead for our CDN and SaaS businesses,” commented Lunsford.

Updated Guidance

With the sale of EyeWonder, the Company now anticipates third quarter revenue to be in the range of $46.1 million to $47.3 million. This revenue range includes EyeWonder revenues through August 31, 2011. The company expects revenue excluding EyeWonder to be in the range of $41.5 million to $42.5 million. In addition the Company anticipates that it will incur transaction and severance related expenses of approximately $1.6 million during the third quarter.

Moving forward, the company will use the term “value added services” to collectively refer to its software-as-a-service solutions for mobility, web and video content management, web application acceleration, cloud storage, and consulting. The company will continue to use the term “core CDN services” to refer to its services that distribute digital media such as video, music, games, software and social media.

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About Limelight Networks, Inc.

Limelight Networks, Inc. (NASDAQ: LLNW) provides solutions that enable business and technology decision makers to profit from the shift of content and advertising to the online world, the explosive growth of mobile and connected devices, and the migration of IT applications and services into the cloud. As of Q2, 2011, approximately 1870 customers worldwide use Limelight’s massively scalable software services to engage audiences, enhance brand presence, analyze viewer preferences, manage and monetize digital assets, and ultimately build stronger customer relationships. For more information, please visit http://www.limelight.com or follow us on Twitter at www.twitter.com/llnw.

Copyright (C) 2011 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

CONTACT: Paul Alfieri of Limelight Networks, Inc., +1-646-875-8835, palfieri@llnw.com